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Exhibit 99(a)(1)(A)

SEPRACOR INC.

OFFER TO PURCHASE FOR CASH

ANY AND ALL OF ITS OUTSTANDING
0% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2024

CUSIP Nos. 817315AW4 and 817315AV6

THIS OFFER AND THE WITHDRAWAL RIGHTS IN CONNECTION THEREWITH WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, AT THE END OF MARCH 16, 2009, UNLESS EXTENDED OR EARLIER TERMINATED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE "EXPIRATION TIME").

        Sepracor Inc., a Delaware corporation (referred to as "Sepracor," the "Company," "we" or "our"), is offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be supplemented or amended from time to time, the "Offer to Purchase") and in the related Letter of Transmittal (as it may be supplemented or amended from time to time, the "Letter of Transmittal" and, together with this Offer to Purchase, the "Offer"), any and all of its outstanding 0% Convertible Senior Subordinated Notes due 2024 (the "Notes") at a price equal to $970 per $1,000 principal amount of the Notes (the "Purchase Price").

        As of February 13, 2009, there was $382,450,000 aggregate principal amount of Notes outstanding.

        THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE, THE LETTER OR TRANSMITTAL OR ANY RELATED DOCUMENTS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The Offer is not conditioned on the receipt of financing or any minimum aggregate principal amount of Notes being tendered. The Offer is, however, subject to the conditions discussed under the heading "THE OFFER—Conditions to the Offer."

        Only Notes validly tendered, and not validly withdrawn, will be subject to purchase pursuant to the Offer. Sepracor will return all Notes not purchased promptly after the Offer is completed or terminated.

The Dealer Managers for the Offer are:

Lead Dealer Manager	Co-Dealer Manager
Morgan Stanley	Deutsche Bank Securities

Offer to Purchase dated February 17, 2009

IMPORTANT INFORMATION

        This Offer to Purchase and the accompanying Letter of Transmittal contain important information that should be read before any decision is made with respect to the Offer.

        Pursuant to the terms and subject to the conditions of the Offer, a registered holder of Notes (each, a "Holder" and, collectively, the "Holders") desiring to tender Notes must, prior to the Expiration Time deliver to the Depositary (as defined below), by mail or otherwise, (i) a Letter of Transmittal (or a facsimile copy thereof) completed and signed in accordance with the instructions set forth therein, with such Holder's signature thereon guaranteed if required by Instructions 1 or 5 of the Letter of Transmittal, or, alternatively, in the case of book-entry transfer, a properly transmitted Agent's Message (as defined below), (ii) any other documents required by the Letter of Transmittal and (iii) the certificates evidencing such Notes in physical form or, in the case of book-entry transfer, confirmation of the transfer of such Notes to the account of the Depositary with the Depository Trust Company ("DTC") pursuant to the procedures for book-entry transfer set forth herein under the heading "THE OFFER—Procedures for Tendering Notes." Pursuant to the terms and subject to the conditions of the Offer, beneficial owners whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact their broker, dealer, commercial bank, trust company or other nominee if they desire to tender such Notes pursuant to the Offer. See "THE OFFER—Procedures for Tendering Notes."

        Notwithstanding any other provision of the Offer, Sepracor's obligation to accept for purchase, and pay for, any Notes validly tendered and not validly withdrawn pursuant to the Offer is subject to and conditioned upon the satisfaction or waiver, prior to the Expiration Time, of all conditions to the Offer described under "THE OFFER—Conditions to the Offer." If any of the conditions to the Offer are not satisfied or waived by Sepracor prior to the Expiration Time, Sepracor will not be obligated to accept for purchase or to pay for any of the Notes, and any Notes that were previously tendered will be returned to the tendering Holders.

        Any questions or requests for assistance may be directed to Global Bondholder Services Corporation, the depositary for the Offer (the "Depositary") or Morgan Stanley & Co. Incorporated ("Morgan Stanley") and Deutsche Bank Securities Inc. ("Deutsche Bank Securities"), the dealer managers for the Offer (the "Dealer Managers") at their respective telephone numbers and addresses set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase or any other documents related to this Offer and questions concerning tender procedures may be directed to the Depositary. Beneficial owners of Notes may also contact their brokers, dealers, commercial banks, trust companies or other nominees through which they hold the Notes for assistance concerning the Offer.

        THIS OFFER TO PURCHASE DOES NOT CONSTITUTE AN OFFER TO PURCHASE NOTES IN ANY JURISDICTION IN WHICH, OR FROM ANY PERSON FROM WHOM, IT IS UNLAWFUL TO MAKE THE OFFER UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS. DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT IN ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAS BEEN NO CHANGE TO INFORMATION INCLUDED HEREIN OR IN THE AFFAIRS OF SEPRACOR OR ANY OF ITS SUBSIDIARIES OR AFFILIATES SINCE THE DATE HEREOF.

        SEPRACOR'S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF SEPRACOR, ITS MANAGEMENT OR BOARD OF DIRECTORS, THE DEALER MANAGERS OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO ANY HOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY NOTES, NOR HAS SEPRACOR AUTHORIZED ANY PERSON TO MAKE SUCH A RECOMMENDATION.

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NEITHER SEPRACOR NOR ITS BOARD OF DIRECTORS, THE DEALER MANAGERS OR THE DEPOSITARY HAS AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SEPRACOR, ITS BOARD OF DIRECTORS, THE DEALER MANAGERS OR THE DEPOSITARY.

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SUMMARY TERM SHEET

        The following are answers to some of the questions that you, as a Holder or beneficial owner of Notes, may have. You should read the entire Offer to Purchase and the Letter of Transmittal before deciding whether to tender your Notes because the information in this Summary Term Sheet is not complete. This Summary Term Sheet is qualified in its entirety by reference to the complete contents of this Offer to Purchase (including the documents incorporated by reference herein) and the Letter of Transmittal. Cross references in this Summary Term Sheet will direct you to a more complete discussion of a particular topic elsewhere in this Offer to Purchase.

  Who is offering to purchase my Notes?

        Sepracor Inc., the issuer of the 0% Convertible Senior Subordinated Notes Due 2024, is offering to purchase the Notes. Sepracor is a Delaware corporation. The mailing address of Sepracor's principal executive offices is 84 Waterford Drive, Marlborough, MA 01752. Sepracor's telephone number is (508) 481-6700. See "THE OFFER—Sepracor."

  What securities are the subject of this Offer to Purchase?

        We are offering to purchase, upon the terms and subject to the conditions described herein and in the Letter of Transmittal, any and all of the outstanding Notes. The Notes were issued under an Indenture (the "Indenture") dated as of September 22, 2004 by and between Sepracor, as Issuer, and JPMorgan Chase Bank, as Trustee (the "Trustee"). As of February 13, 2009, there was $382,450,000 aggregate principal amount of the Notes outstanding. See "THE OFFER—Description of the Notes and Related Matters."

  What is the purchase price for my Notes?

        Upon the terms and subject to the conditions described herein and in the Letter of Transmittal, we are offering to purchase the Notes for cash, at a purchase price equal to $970 per $1,000 principal amount of the Notes. See "THE OFFER—Terms of the Offer."

  What is the purpose of the Offer?

        We are offering to purchase your Notes in order to retire the debt associated with the Notes. See "THE OFFER—Purposes of the Offer."

  Has the Board of Directors approved the Offer?

        Yes, our Board of Directors has approved the making of the Offer. However, neither we nor our Board of Directors, the Dealer Managers or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering any Notes.

  Are there any conditions to the Offer?

        Our obligation to accept for purchase, and to pay for, Notes validly tendered and not validly withdrawn pursuant to the Offer is subject to and conditioned upon satisfaction or waiver, prior to the Expiration Time, of all conditions to the Offer described under "THE OFFER—Conditions to the Offer." The Offer is not conditioned on a minimum principal amount of Notes being tendered in the Offer.

  When does the Offer expire?

        The Offer expires at Midnight, New York City time, at the end of March 16, 2009, unless we terminate or extend the Offer. We will make a public announcement if we extend the Offer. If your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, such nominee may have an earlier deadline for you to accept the Offer. See "THE OFFER—Terms of the Offer."

  Can the Offer be extended, and under what circumstances?

        Yes. We reserve the right to extend the Offer at any time by giving notice of such extension to the Depositary. We will publicly announce any extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the Offer. Without limiting the manner in which we may choose to make any public announcement, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release through the Dow Jones News Service. See "THE OFFER—Terms of the Offer."

  Can the Offer be amended or terminated, and under what circumstances?

        We reserve the right, subject to applicable law, at any time, to (i) amend the Offer in any respect by giving oral (confirmed in writing) or written notice of such amendment to the Depositary, or (ii) terminate the Offer without purchasing any Notes. See "THE OFFER—Terms of the Offer."

  When will I receive payment for my tendered Notes?

        We will pay for all Notes accepted for purchase, in cash, promptly after the Expiration Time. We will pay the Purchase Price in U.S. dollars to DTC or the Depositary, as applicable, which will act as your custodian or nominee for the purpose of receiving payment from us and transmitting payment to you. See "THE OFFER—Acceptance of Notes for Purchase; Payment for Notes" and "—Description of the Notes and Related Matters."

  How will Sepracor pay for the tendered Notes?

        We intend to use cash on hand to pay for all Notes that we purchase in the Offer. The Offer is not subject to any financing conditions and no alternative financing arrangement is contemplated. See "THE OFFER—Source and Amount of Funds."

  How do I tender my Notes?

        To tender your Notes, you must carefully follow the instructions in this Offer to Purchase, the Letter of Transmittal and the other accompanying materials and timely submit such documentation as provided for in this Offer to Purchase and the Letter of Transmittal. Beneficial owners who wish to tender Notes that are held through a broker, dealer, commercial bank, trust company or other nominee must timely instruct such nominee to tender their Notes. Persons holding Notes through DTC may tender Notes through DTC's Automatic Tender Offer Program ("ATOP"). See "THE OFFER—Procedures for Tendering Notes."

  If I change my mind, can I withdraw my tender of Notes?

        Yes. You may withdraw your previously tendered Notes at any time prior to the Expiration Time. To withdraw your tendered Notes, please follow the instructions under "THE OFFER—Withdrawal of Tenders; Absence of Appraisal Rights." No consideration shall be payable in respect of Notes so withdrawn. Notes withdrawn from the Offer may be retendered prior to the Expiration Time by following the procedures for tendering Notes.

  What is the market value of the Notes?

        There is no established reporting or trading system for the Notes, nor is there any established system for reporting the prices at which the Notes have traded or are currently traded. We believe that the Notes are currently traded on the PORTAL Market of the NASDAQ Stock Market ("PORTAL"), however, we do not believe that there is a practical way to determine the trading history of the Notes.

We believe that trading in the Notes has been limited and sporadic and that the price at which any particular trade has been or is made may not be fully reflective of the value of the Notes.

  What if I do not want to tender my Notes?

        If you do not tender your Notes, such Notes will remain outstanding according to their terms. You will continue to have the right to convert your Notes into cash and, if applicable, shares of Sepracor common stock in accordance with the terms of the Indenture. On February 13, 2009, the closing price on the NASDAQ Global Select Market for a share of Sepracor's common stock was $16.86. YOU SHOULD OBTAIN CURRENT MARKET QUOTES FOR SEPRACOR COMMON STOCK BEFORE MAKING YOUR DECISION TO TENDER. See "THE OFFER—Sepracor."

        After we purchase Notes under the Offer, the trading market for the Notes may be significantly more limited, which will adversely affect the liquidity of the Notes. There can be no assurance that any trading market will exist for the Notes following the consummation of the Offer. The extent of the trading market for the Notes following the consummation of the Offer will depend upon, among other things, the remaining outstanding principal amount of the Notes at that time, the number of Holders remaining at that time and the interest in maintaining a market in the Notes on the part of securities firms.

  What are the tax consequences if I tender my Notes?

        The receipt of cash in exchange for Notes in the Offer will be a taxable transaction for United States federal income tax purposes. If you are a U.S. Holder (as defined below), you will generally recognize a capital gain or loss on the sale to Sepracor of a Note in an amount equal to the difference between (i) the amount of cash received for your Note and (ii) your "adjusted tax basis" for the Note at the time of the sale to Sepracor. The capital gain or loss will be long term if you held the Note for more than one year at the time of the sale to Sepracor. An exception to this capital gain treatment may apply if you purchased the Note at a "market discount." See "THE OFFER—Material United States Federal Income Tax Consequences." THIS OFFER TO PURCHASE INCLUDES ONLY A SUMMARY OF THE POSSIBLE TAX CONSEQUENCES TO YOU. YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE ACTUAL TAX CONSEQUENCES TO YOU.

        Will I have to pay brokerage commissions or stock transfer taxes if I tender my Notes in the Offer?

        If (a) you are the registered holder of the Notes, (b) you tender your Notes directly to the Depositary and (c) payment is to be made to you, you will not need to pay any brokerage commissions to the Dealer Managers or stock transfer taxes. If you hold Notes through a broker, dealer, commercial bank, trust company or other nominee, however, you should ask your broker, dealer, commercial bank, trust company or other nominee whether you will be charged a fee to tender your Notes. See "THE OFFER—Acceptance of Notes for Purchase; Payment for Notes."

  Where can I find additional information regarding Sepracor?

        We file annual and periodic reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). You may read and copy this information at the SEC's public reference facilities. You may call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the website the SEC maintains at www.sec.gov and on our website at www.sepracor.com. Information contained on our website is not part of, nor is it incorporated in, this Offer to Purchase. See "AVAILABLE INFORMATION."

  Who can I talk to if I need more information about the Offer?

        Any questions or requests for assistance may be directed to the Depositary or the Dealer Managers at their respective telephone numbers and addresses set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase or any other documents related to the Offer and questions concerning tender procedures may be directed to the Depositary. See "THE OFFER—The Dealer Managers and Depositary." You may also contact your broker, dealer, commercial bank, trust company or other nominee through which you hold your Notes (if applicable) for assistance concerning the Offer.

AVAILABLE INFORMATION

        Sepracor is subject to the reporting and other informational requirements of the Exchange Act, and in accordance therewith files reports and other information with the SEC. The reports and other information that Sepracor has filed with the SEC may be inspected and copied at the public reference section maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for more information regarding the public reference rooms and its copy charges. The SEC also maintains a website at www.sec.gov that contains reports, proxies and other information regarding registrants that file electronically with the SEC, and certain of Sepracor's filings are available on that website.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The following documents have been filed by Sepracor with the SEC and are hereby incorporated herein by reference:

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  Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which was filed by Sepracor with the SEC on February 29, 2008, as amended by Amendment No. 1 on Form 10-K/A, which was filed by Sepracor with the SEC on April 11, 2008;

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  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008 and September 30, 2008, which were filed by Sepracor with the SEC on May 12, 2008, August 8, 2008 and November 7, 2008, respectively;

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  Definitive Proxy Statement dated and filed with the SEC on April 11, 2008; and

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  Each Current Report on Form 8-K filed by Sepracor with the SEC on January 4, 2008, January 29, 2008 (with respect to Items 1.01, 4.02 and 5.02 only), May 1, 2008 (with respect to Item 1.01 only), May 15, 2008, June 5, 2008, June 6, 2008, October 28, 2008 (with respect to Item 8.01 only), January 28, 2009 (with respect to Item 2.05 only) and February 13, 2009.

        All documents and reports pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and any periodic reports under the Exchange Act filed by Sepracor with the SEC after the date hereof and prior to the earlier of the Expiration Time or termination of the Offer shall be deemed to be incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents or reports.

        Pursuant to Rule 13e-4 under the Exchange Act, Sepracor has filed with the SEC a Schedule TO, of which this Offer to Purchase forms a part, and related exhibits to the Schedule TO. The Schedule TO and the exhibits thereto can be inspected and copied at the public reference section of the SEC described above as well as on the SEC's website, www.sec.gov.

        Any person receiving a copy of this Offer to Purchase may obtain without charge, upon request, copies of any of the documents incorporated by reference herein, except for the exhibits to those documents (unless such exhibit is specifically incorporated by reference therein). Requests should be directed to Investor Relations at Sepracor, telephone number (508) 481-6700.

FORWARD-LOOKING STATEMENTS

        This Offer to Purchase and the information incorporated by reference in this Offer to Purchase contain forward-looking statements that involve substantial risks and uncertainties, including statements concerning Sepracor's business, operations and financial condition, including statements with respect to the safety, efficacy and potential benefits of Sepracor's products and products under development, expectations with respect to the timing and success of the development and commercialization of Sepracor's products and product candidates, expectations with respect to acquisitions of technologies, product candidates, approved products and/or businesses, the timing and success of the submission, acceptance and approval of regulatory filings, the scope of patent protection with respect to Sepracor's products and product candidates and information with respect to the other plans and strategies for Sepracor's business and the business of Sepracor's subsidiaries. All statements other than statements of historical facts included in this Offer to Purchase and the information incorporated by reference in this Offer to Purchase regarding Sepracor's strategy, future operations, timetables for product testing, development, regulatory approvals and commercialization, acquisitions, financial position, costs, prospects, plans and objectives of management are forward-looking statements. When used in this Offer to Purchase or the information incorporated by reference in this Offer to Purchase the words "expect," "anticipate," "intend," "plan," "believe," "seek," "will," "estimate," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

        You should read these forward-looking statements carefully because they discuss Sepracor's expectations about its future performance, contain projections of Sepracor's future operating results or its future financial condition or state other "forward-looking" information. You should be aware that the occurrence of any of the events described below and under the caption "Risk Factors" in the Annual Report on Form 10-K filed by Sepracor for the fiscal year ended December 31, 2007 and the Quarterly Report on Form 10-Q filed by Sepracor for the quarter ended September 30, 2008, incorporated by reference in this Offer to Purchase, could substantially harm Sepracor's business, results of operations and financial condition and that upon the occurrence of any of these events, the trading price of Sepracor's common stock could decline.

        Sepracor cannot guarantee any future results, levels of activity, performance or achievements. The forward-looking statements contained in this Offer to Purchase and the information incorporated by reference in this Offer to Purchase represent Sepracor's expectations as of the date of the documents in which such statements are found and should not be relied upon as representing Sepracor's expectations as of any other date. Subsequent events and developments will cause Sepracor's expectations to change. However, while Sepracor may elect to update these forward-looking statements, it specifically disclaims any obligation to do so, even if its expectations change.

        Although Sepracor believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Sepracor's actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. Factors that may cause such differences include:

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  Sepracor has a history of net losses and may not be able to generate revenues sufficient to achieve and maintain profitability on a quarterly and annual basis;

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  Almost all of Sepracor's revenues are derived from sales of LUNESTA and XOPENEX Inhalation Solution, and its future success depends on the continued commercial success of these products as well as its other products;

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  Sepracor has significant debt and may not be able to make principal payments when due;

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  If Sepracor exchanges debt for shares of common stock, there will be additional dilution to holders of its common stock;

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  Sepracor has identified a material weakness in its internal control over financial reporting that could adversely affect its ability to meet reporting obligations and negatively affect the trading price of its stock. This material weakness resulted in the restatement of Sepracor's consolidated financial statements as of and for the years ended December 31, 2006 and 2005 and selected financial data as of and for the years ended December 31, 2006, 2005, 2004 and 2003, as set forth in Sepracor's Form 10-K filed on February 29, 2008, and the restatement of Sepracor's unaudited quarterly information for the fiscal quarters ended March 31, June 30 and September 30, 2007 and 2006, as set forth in Sepracor's amended and restated quarterly reports for these periods filed on Form 10-Q/A on May 7, 2008;

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  If the estimates Sepracor makes, or the assumptions on which it relies, in preparing its financial statements prove inaccurate, its actual results may vary from those reflected in its projections and accruals;

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  If sufficient funds to finance Sepracor's business are not available to Sepracor when needed or on acceptable terms, then Sepracor may be required to delay, scale back, eliminate or alter its business strategy;

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  Sepracor's effective tax rate may increase or fluctuate, which could increase its income tax expense and reduce its net income;

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  Sepracor's long-term investments include auction-rate securities that may not be accessible within the next 12 months and may experience a decline in value, which may adversely affect Sepracor's liquidity and income;

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  Fluctuations in the demand for Sepracor's products, the success and timing of clinical trials, regulatory approvals, product introductions, collaboration and licensing arrangements, any termination of development efforts and other material events will cause fluctuations in Sepracor's quarterly operating results, which could cause volatility in Sepracor's stock price;

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  Sepracor has various mechanisms in place to discourage takeover attempts, which may reduce or eliminate the ability of Sepracor's stockholders to sell their shares for a premium in a change of control transaction;

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  The price of Sepracor's common stock historically has been volatile, which could cause the loss of part or all of an investment in Sepracor;

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  Sepracor faces intense competition and many of its competitors have greater resources and capabilities than Sepracor has;

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  Sepracor may be unable to successfully commercialize products for which it receives approval from the FDA or similar foreign agencies;

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  Sepracor sells its products primarily through a direct sales force, and if it is not successful in attracting and retaining qualified sales personnel, it may not be successful in commercializing its products. In addition, Sepracor's recent decision to significantly reduce the number of its sales positions could impair its ability to maintain or increase sales levels or successfully commercialize new products;

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  Sepracor's corporate restructuring and workforce reduction plan may not result in anticipated savings, could result in total costs and expenses that are greater than expected and could disrupt Sepracor's business;

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  Sepracor may not be able to meet the unique operational, legal and financial challenges that it will encounter in its international operations, which may limit the growth of its business;

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  If Sepracor, its collaboration partners or its third-party manufacturers, do not comply with current Good Manufacturing Practice regulations, then the FDA or other regulatory authorities could refuse to approve marketing applications or force Sepracor to recall or withdraw its marketed products;

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  Sepracor could be exposed to significant liability claims that could prevent or interfere with its product commercialization efforts;

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  Buying patterns of Sepracor's wholesalers may vary from time to time, which could have a material impact on Sepracor's financial condition, cash flows and results of operations;

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  If Sepracor's product candidates do not receive government approval, Sepracor will not be able to commercialize them;

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  If Sepracor fails to successfully develop and receive regulatory approval for its product candidates, it will be unable to commercialize the product candidates and future sales and earnings growth will be substantially hampered;

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  Sepracor's sales depend on payment and reimbursement from third-party payors, and limitations on coverage availability or a reduction in payment rate or reimbursement could result in decreased use or sales of its products;

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  Sepracor will spend considerable time and money complying with Federal, state and foreign laws and regulations and, if it is unable to fully comply with such laws and regulations, it could face substantial penalties;

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  The approval of the sale of certain medications without a prescription may adversely affect Sepracor's business;

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  Sepracor provided Public Health Service discounts to entities it has determined were ineligible for such pricing in periods prior to 2008. This circumstance creates uncertainty as to whether a new Medicaid best price was set in prior periods. If a new best price was set, Sepracor will be required to pay additional Medicaid rebates. In addition, Sepracor may face an increased risk of investigation or litigation concerning its Medicaid price reporting or other price reporting obligations;

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  If Sepracor's drugs are not included on state Preferred Drug Lists, use of its drugs may be negatively affected;

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  Failure to comply with existing and future environmental, safety and health laws and regulations could adversely affect Sepracor's results of operations and financial condition;

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  If Sepracor or its collaboration partners fail to adequately protect or enforce its respective intellectual property rights, then Sepracor could lose revenue under its licensing agreements or lose sales to generic equivalents of its marketed products;

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  If Sepracor or its licensees do not prevail against those parties seeking to market generic versions of Sepracor's products or products for which it receives royalties, Sepracor's business will be adversely affected and it may not have sufficient revenues to achieve its business plan or repay its outstanding debt;

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  If Sepracor faces a claim of intellectual property infringement by a third party, it could be liable for significant damages or be prevented from commercializing its products;

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  If any third-party collaborator is not successful in development or commercialization of Sepracor's products and product candidates, Sepracor may not realize the potential commercial benefits of the arrangement and its results of operations could be adversely affected;

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  The royalties and other payments Sepracor receives under licensing arrangements could be delayed, reduced or terminated if its licensing partners terminate, or fail to perform their obligations under, their agreements with Sepracor, or if Sepracor's licensing partners are unsuccessful in their sales efforts;

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  Sepracor relies on third-party manufacturers, and this reliance could adversely affect Sepracor's ability to meet its customers' demands;

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  If Sepracor fails to acquire and develop additional product candidates or approved products, its ability to grow will be impaired;

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  Sepracor may undertake strategic acquisitions in the future and any difficulties from integrating acquired businesses, products and product candidates could adversely affect its stock price, business operations, financial condition or results from operations; and

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  Development and commercialization of Sepracor's product candidates could be delayed or terminated if it is unable to enter into collaboration agreements in the future or if any future collaboration agreement is subject to lengthy government review.

        For additional information on these and other risks, please see the disclosure under the caption "Risk Factors" in the Annual Report on Form 10-K filed by Sepracor for the fiscal year ended December 31, 2007, the Quarterly Report on Form 10-Q filed by Sepracor for the quarter ended September 30, 2008 and future filings Sepracor makes with the SEC.

        Statements in this Offer to Purchase and the information incorporated by reference in this Offer to Purchase should be evaluated in light of these important factors. Sepracor is not obligated to, and undertakes no obligation to, publicly update any forward-looking statement due to actual results, changes in assumptions, new information or as the result of future events.

THE OFFER

1.     Sepracor

        Sepracor is a research-based pharmaceutical company dedicated to treating and preventing human disease by discovering, developing and commercializing innovative pharmaceutical products that are directed toward large and growing markets and unmet medical needs. Sepracor's drug development program has yielded a portfolio of pharmaceutical products and candidates with a focus on respiratory and central nervous system disorders.

        Sepracor was incorporated under the laws of the State of Delaware in 1984. Sepracor's principal executive offices are located at 84 Waterford Drive, Marlborough, MA 01752, and its telephone number is (508) 481-6700.

        Common Stock Market Price Information.    Pursuant to the terms of the Indenture, in certain circumstances, the Notes are convertible into cash and, if applicable, Sepracor's common stock. Sepracor's common stock is listed on the NASDAQ Global Select Market under the symbol "SEPR". The table below sets forth, on a per-share basis for the periods indicated, the intra-day high and low sales prices of Sepracor's common stock as reported by NASDAQ during the indicated time periods.

	Common Stock Price Range
	High	Low
2007
First Quarter	$63.24	$45.84
Second Quarter	57.11	40.26
Third Quarter	43.31	25.88
Fourth Quarter	28.62	22.25
2008
First Quarter	$30.60	$16.85
Second Quarter	24.40	18.76
Third Quarter	22.25	16.03
Fourth Quarter	18.49	9.83
2009
First Quarter (through February 13, 2009)	$17.49	$10.85

        On February 12, 2009, Sepracor's common stock was held by approximately 353 holders of record. On February 13, 2009, the closing price on the NASDAQ Global Select Market for a share of Sepracor common stock was $16.86.

        In the past, Sepracor has not declared or paid any cash dividends on its common stock. At present, Sepracor does not expect to pay cash dividends on its common stock in the foreseeable future. Any future determination to pay cash dividends will be made by Sepracor's Board of Directors in light of its earnings, financial position, capital requirements and such other factors as the Board of Directors deems relevant at such time.

        YOU SHOULD OBTAIN MORE CURRENT MARKET PRICE INFORMATION FOR SEPRACOR'S COMMON STOCK DURING THE OFFER PERIOD.

2.     Legal Matters; Regulatory Approvals

        Sepracor is not aware of any license or regulatory permit that appears to be material to its business that might be adversely affected by the Offer or any regulatory authority or agency, domestic or foreign, whose consent would be required for the acquisition of the Notes as contemplated herein.

Should any such approval or other action be required, Sepracor presently contemplates that it will seek such approval or take such other action. Sepracor cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to Sepracor's business. Sepracor's obligation under the Offer is subject to the conditions described below under the heading "—Conditions to the Offer."

3.     Description of the Notes and Related Matters

        The following description of the Notes is qualified by the Indenture, copies of which are available, without charge, from Sepracor. Requests should be directed to Investor Relations at Sepracor, telephone number (508) 481-6700. You may also obtain a copy, without charge, from the SEC as described above under the heading "AVAILABLE INFORMATION."

        On September 22, 2004, Sepracor issued the Notes in an aggregate principal amount of $500,000,000 pursuant to the Indenture dated as of September 22, 2004 by and between Sepracor, as Issuer, and JPMorgan Chase Bank, as Trustee. The Notes will mature on October 15, 2024, unless earlier repurchased or converted. Notes not tendered and purchased in the Offer will remain outstanding. The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the Indenture, will remain unchanged. No amendment to the Indenture is being sought.

        Principal Amount of Notes Outstanding.    As of February 13, 2009, there was $382,450,000 aggregate principal amount of Notes outstanding.

        Interest.    The Notes do not bear interest, and the principal amount does not accrete.

        Subordination.    The Notes are (1) subordinated to all of Sepracor's existing and future senior indebtedness and (2) effectively subordinated to all debt and other liabilities of Sepracor's subsidiaries. As of February 13, 2009, Sepracor had no outstanding senior indebtedness. Neither Sepracor, nor its subsidiaries, are prohibited from incurring additional debt, including senior indebtedness, under the Indenture.

        Conversion.    Holders may convert the Notes into cash and, if applicable pursuant to the terms of the Indenture, shares of Sepracor's common stock, at a conversion rate of 14.8816 shares per $1,000 principal amount of Notes (representing a conversion price of approximately $67.20), subject to adjustment, prior to the close of business on the business day immediately preceding October 15, 2024, only under the following circumstances:

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  during any fiscal quarter (and only during such fiscal quarter) beginning after December 31, 2004, if the closing sale price of Sepracor's common stock for at least 20 trading days in the 30 consecutive trading days ending on the last day of the preceding fiscal quarter is more than 130% of the closing sale price of Sepracor's common stock on the last day of such preceding quarter;

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  during the five business day period following any five consecutive trading day period in which the trading price per $1,000 principal amount of Notes on each day of such trading period is less than 98% of the closing sale price of Sepracor's common stock multiplied by the conversion rate on each such day. However, if on the trading day before the Notes are tendered for conversion, the closing sale price of Sepracor's common stock is greater than 100% but less than or equal to 130% of the conversion price, the Holders converting their Notes will receive, in lieu of a conversion value based on the applicable conversion rate, a conversion value equal to the principal amount of the Notes to be converted;

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  if the Notes have been called for redemption;

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  upon the occurrence and continuance of specified corporate transactions; and

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  in connection with a transaction or event constituting a fundamental change occurring on or prior to October 20, 2009.

        Redemption.    On or after October 20, 2009, Sepracor may redeem for cash all or part of the Notes at any time, upon 30 to 60 days' prior notice by mail to Holders, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid liquidated damages, if any.

        Right to Require Repurchase at the Option of the Holders.    Each Holder has the right to require Sepracor to repurchase for cash all or part of such Holder's Notes on October 20 of 2009, 2014 and 2019. In each case, the repurchase price will be equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid liquidated damages if any, to the date of such repurchase.

        Right to Require Repurchase at the Option of the Holders Upon Designated Event.    If a Designated Event (as defined in the Indenture) occurs prior to maturity, each Holder may require Sepracor to repurchase all or part of such Holder's Notes at a repurchase price equal to 100% of such Holder's principal amount, plus accrued and unpaid liquidated damages, if any, to, but excluding the date of such repurchase.

        Trading.    There is no established reporting or trading system for the Notes, nor is there any established system for reporting the prices at which the Notes have traded or are currently traded. Sepracor believes that the Notes are currently traded on PORTAL, however, Sepracor does not believe that there is a practical way to determine the trading history of the Notes. Sepracor believes that trading in the Notes has been limited and sporadic and that the price at which any particular trade has been or is made may not be fully reflective of the value of the Notes.

4.     Terms of the Offer

        Offer and Purchase Price.    Sepracor is offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase, any and all of the outstanding Notes validly tendered and not validly withdrawn for a Purchase Price equal to $970 per $1,000 principal amount of the Notes.

        Only Notes validly tendered, and not validly withdrawn, will be subject to purchase pursuant to the Offer. Any principal amount of Notes tendered pursuant to the Offer but not purchased for any reason will be returned to the tendering Holders at Sepracor's expense (or, in the case of Notes tendered by book-entry transfer, credited to the account maintained at DTC from which those Notes were delivered), unless such Holder requests otherwise under "Special Delivery Instructions" in the Letter of Transmittal, promptly following the Expiration Time or termination of the Offer, provided, however, that Sepracor shall have no obligation pursuant to either the "Special Payment Instructions" or "Special Delivery Instructions" in the Letter of Transmittal to make payments or deliver Notes pursuant thereto unless any and all taxes payable by virtue of such instructions have been paid by the tendering Holder. All Notes not purchased, and any Notes not tendered or validly withdrawn, will remain outstanding with their current rights.

        Conditions and Waiver.    The Offer does not have a minimum tender condition. Sepracor's obligation to accept for purchase and pay for the Notes validly tendered and not validly withdrawn in the Offer is conditioned upon the satisfaction or waiver, prior to the Expiration Time, of the conditions to the Offer set forth herein. See "—Conditions to the Offer." If, at the Expiration Time, any or all of these conditions shall have not been satisfied, Sepracor reserves the right (but will not be obligated), subject to applicable law, to:

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  terminate the Offer;

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  extend or otherwise amend the Offer in any respect by giving oral (confirmed in writing) or written notice of such extension or amendment to the Depositary and making public disclosure of such extension or amendment to the extent required by law; or

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  waive all of the conditions and, subject to compliance with applicable rules and regulations of the SEC, purchase Notes validly tendered (and not validly withdrawn) pursuant to the Offer.

        Expiration of the Offer.    The Offer will expire at Midnight, New York City time, at the end of March 16, 2009, unless extended or earlier terminated by Sepracor.

        Amendment; Extension; Termination.    Sepracor expressly reserves the right, subject to applicable law, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in "—Conditions to the Offer" shall have occurred or shall be determined by Sepracor to have occurred:

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  to amend the Offer in any respect by giving oral (confirmed in writing) or written notice of such amendment to the Depositary;

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  to extend the period of time in which the Offer is open and thereby delay the acceptance of any Notes and payment therefor by giving oral (confirmed in writing) or written notice of the extension to the Depositary; or

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  to terminate the Offer without purchasing any Notes.

        Sepracor will follow any amendment, extension or termination of the Offer as promptly as practicable with a public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time on the next business day after the previously scheduled Expiration Time. Without limiting the manner in which Sepracor may choose to make any public announcement, Sepracor shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release through the Dow Jones News Service.

        There can be no assurance that Sepracor will exercise its right to extend or amend the Offer. During any extension of the Offer, any Notes previously tendered (and not validly withdrawn) pursuant to the Offer will remain subject to the Offer and may, subject to the terms and conditions of the Offer, be accepted for purchase by Sepracor, subject to the withdrawal rights of Holders. For purposes of the Offer, the term "business day" means any day other than a Saturday, Sunday or other day on which banking institutions in the State of Massachusetts are permitted or obligated by law to be closed.

        Any amendment to the Offer will apply to all Notes covered by the Offer that are tendered, regardless of when or in what order such Notes were tendered. If Sepracor makes a material change in the terms of the Offer, Sepracor will disseminate additional Offer materials and will extend the Offer, to the extent required by law. In addition, if Sepracor changes either (a) the principal amount of the Notes subject to the Offer or (b) the Purchase Price of the Notes subject to the Offer, then the Offer will be amended to the extent required by law to ensure that the Offer remains open for at least ten business days after the date that notice of any such change is first published, given or sent to Holders by Sepracor.

        In the event that the Offer is terminated or otherwise not completed, the Purchase Price will not be paid or become payable to Holders who have validly tendered their Notes in connection with the Offer. In any such event, any Notes previously tendered will be returned to the tendering Holder in accordance with Rule 13e-4(f)(5) promulgated under the Exchange Act.

5.     Purpose of the Offer

        Sepracor is offering to purchase the Notes in order to retire the debt associated with the Notes.

6.     Certain Significant Consequences

        In deciding whether to tender Notes pursuant to the Offer, each Holder should consider carefully, in addition to the other information contained or incorporated by reference in this Offer to Purchase and the Letter of Transmittal, the following:

        The Trading Market for the Notes May Be Adversely Affected by the Offer.    The Notes are not listed on any securities exchange or reported on a national quotation system. To the knowledge of Sepracor, the trading volumes for the Notes are generally low. To the extent that Notes are tendered and accepted in the Offer, the trading market for Notes may become even more limited. A bid for a debt security with a smaller outstanding principal amount available for trading (a smaller "float") may be lower than a bid for a comparable debt security with a greater float. Therefore, the market price for Notes not tendered or tendered but not accepted for purchase may be affected adversely to the extent that the number of Notes purchased pursuant to the Offer reduces the float. The reduced float may also tend to make the trading price more volatile. Holders or beneficial owners of unpurchased Notes may attempt to obtain quotations for the Notes from their brokers; however, there can be no assurance that an active trading market will exist for the Notes following consummation of the Offer. The extent of the public market for the Notes following consummation of the Offer would depend upon the number of Holders remaining at such time and the interest in maintaining a market in the Notes on the part of securities firms and other factors.

        Purchase of Notes.    From time to time after ten business days following the Expiration Time or earlier termination of the Offer, Sepracor or its affiliates may acquire Notes, if any, which remain outstanding following consummation of the Offer through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon terms and at prices as it may determine, which may be more or less than the price to be paid pursuant to the Offer and which may be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) Sepracor or its affiliates will pursue.

        No Recommendations Concerning the Offer.    None of Sepracor, its management or Board of Directors, the Trustee, the Dealer Managers or the Depositary makes any recommendation to any Holder as to whether to tender or refrain from tendering all or any of such Holder's Notes, and none of them has authorized any person to make any such recommendation. Holders are urged to evaluate carefully all information in the Offer, consult their own investment, legal and tax advisors and make their own decisions regarding whether to tender Notes, and, if they decide to tender Notes, the principal amount of Notes to tender.

7.     Source and Amount of Funds

        Sepracor will need approximately $370,976,500 to purchase all of the Notes. Sepracor intends to use cash on hand to finance the Offer described herein. The Offer is not conditioned upon Sepracor obtaining financing and no alternative financing arrangement is contemplated.

8.     Acceptance of Notes for Purchase; Payment for Notes

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms of any such extension or amendment) and subject to applicable law, Holders who tender all or a portion of their Notes (and do not validly withdraw such tenders) in the Offer prior to the Expiration Time will be entitled to receive the Purchase Price for such Notes, if the Offer is not terminated.

        Upon the terms and subject to the conditions of the Offer, Sepracor will purchase, by accepting for purchase following the Expiration Time, and will pay for such Notes promptly following the date on which such Notes are accepted for purchase. Sepracor expressly reserves the right, in its reasonable discretion, to delay acceptance for purchase of Notes tendered pursuant to the Offer or the payment for Notes accepted for purchase pursuant to the Offer (subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that Sepracor pay the consideration offered or return the Notes deposited by or on behalf of the Holders promptly after the termination or withdrawal of the Offer) if any of the conditions set forth below under "—Conditions to the Offer" shall not have been satisfied or waived by Sepracor prior to the Expiration Time or in order to comply in whole or in part with any applicable law, in either case, by oral (confirmed in writing) or written notice of such delay to the Depositary.

        In all cases, payment of consideration by DTC or the Depositary, as applicable, to Holders of Notes accepted for purchase pursuant to the Offer will be made only after timely receipt by the Depositary of:

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  certificates representing such Notes or timely confirmation of book-entry transfer of such Notes into the Depositary's account at DTC pursuant to the procedures set forth under "—Procedures for Tendering Notes";

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  a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) or a properly transmitted Agent's Message; and

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  any other documents required by the Letter of Transmittal.

        For purposes of the Offer, Sepracor will be deemed to have accepted for purchase validly tendered Notes (or defectively tendered Notes with respect to which Sepracor has waived such defect) if, as and when Sepracor gives oral or written notice thereof to DTC and the Depositary. Payment for Notes accepted for purchase in the Offer will be made by Sepracor by depositing such payment, in federal or other immediately available funds, with DTC in the case of Notes tendered by book-entry transfer, or with the Depositary in the case of Notes tendered in the form of physical certificates. DTC or the Depositary, as applicable, will act as agent for the tendering Holders for the purpose of receiving the Purchase Price and transmitting the same to such Holders. Sepracor will notify DTC and the Depositary as to which Notes tendered prior to the Expiration Time are accepted for purchase and payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, delivery of the Purchase Price will be made by DTC or the Depositary, as applicable, promptly after receipt of funds for the payment of such Notes by DTC or the Depositary, as applicable.

        Tenders of Notes pursuant to the Offer will be accepted only in principal amounts of $1,000 or integral multiples thereof (provided that no single Note may be purchased in part unless the principal amount of such Note to be outstanding after such purchase is equal to $1,000 or an integral multiple thereof).

        If, for any reason, acceptance for purchase of or payment for validly tendered Notes pursuant to the Offer is delayed, or Sepracor is unable to accept for purchase or to pay for validly tendered Notes pursuant to the Offer, then the Depositary may, nevertheless, on behalf of Sepracor, retain tendered Notes, without prejudice to the rights of Sepracor described under "—Terms of the Offer" and "—Conditions to the Offer" and "—Withdrawal of Tenders; Absence of Appraisal Rights," but subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that Sepracor pay the consideration offered or return the Notes tendered promptly after the termination or withdrawal of the Offer.

        If the Offer is terminated, or the Notes subject to the Offer are not accepted for purchase, no consideration will be paid or payable to Holders of those Notes. If any tendered Notes are not purchased pursuant to the Offer for any reason or certificates are submitted evidencing more principal amount of Notes than are tendered in the Offer, the Notes not purchased will be returned to the tendering Holder at Sepracor's expense (or, in the case of Notes tendered by book-entry transfer, credited to the account maintained at DTC from which those Notes were delivered) unless such Holder requests otherwise under "Special Delivery Instructions" in the Letter of Transmittal, promptly following the Expiration Time or termination of the Offer, provided, however, that Sepracor shall have no obligation pursuant to either the "Special Payment Instructions" or "Special Delivery Instructions" to make payments or deliver Notes pursuant thereto unless any and all taxes payable by virtue of such instructions have been paid by the tendering Holder.

        No alternative, conditional or contingent tenders will be accepted. A tendering Holder, by execution of a Letter of Transmittal (or a manually signed facsimile thereof) or proper transmission of an Agent's Message, waives any right to receive notice of acceptance of such Holder's Notes for purchase.

        Under no circumstances will any interest be payable because of any delay by DTC or the Depositary, as applicable, in the transmission of funds to the Holders of purchased Notes or otherwise.

        Holders who are tendering Notes registered in their own names and who tender their Notes directly to the Depositary will not be obligated to pay brokerage fees and commissions or transfer taxes on the purchase of Notes by Sepracor pursuant to the Offer, except as set forth in the Letter of Transmittal. If, however, payment of the Purchase Price is to be made to any person other than the Holder, then the amount of all stock transfer taxes, if any (whether imposed on the Holder, the other person or otherwise), payable on account of the transfer to the other person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or an exemption therefrom, is submitted. In addition, if only a portion of a Holder's Notes are tendered and the balance of such Holders' Notes not tendered for purchase are to be registered in the name of any person other than the Holder, then the amount of all stock transfer taxes, if any (whether imposed on the Holder, the other person or otherwise), payable on account of the transfer to the other person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or an exemption therefrom, is submitted. Sepracor will pay all fees and expenses of the Dealer Manager and the Depositary in connection with the Offer. See "—The Dealer Managers and Depositary." A beneficial owner who holds Notes through a broker, dealer, commercial bank, trust company or other nominee may be required by such nominee to pay a service charge or other fee in order to tender Notes pursuant to the Offer.

9.     Procedures for Tendering Notes

        The method of delivery of Notes, the Letter of Transmittal, any required signature guarantees and all other required documents, including delivery through DTC, and any acceptance of an Agent's Message transmitted through ATOP, is at the election and risk of the Holder, and delivery will be deemed made when actually received by the Depositary, which must be prior to the Expiration Time. Instead of effecting delivery by mail, it is recommended that tendering Holders use an overnight or hand-delivery service. If such delivery is by mail, it is recommended that Holders use registered mail, validly insured, with return receipt requested. In all cases, sufficient time should be allowed to ensure delivery to the Depositary before the Expiration Time.

        The tender of Notes by a Holder pursuant to the Offer, pursuant to one of the procedures set forth below, and the subsequent acceptance of such tender by Sepracor, will constitute a binding agreement between such Holder and Sepracor with respect to the Offer in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

        Only Holders are authorized to tender their Notes. The procedures by which Notes may be tendered by beneficial owners that are not Holders will depend upon the manner in which the Notes are held.

        Tender of Notes Held in Physical Form.    To tender Notes held in physical form pursuant to the Offer, a properly completed Letter of Transmittal (or a manually signed facsimile thereof) duly executed by the Holder thereof, and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase and certificates representing such Notes must be received by the Depositary at such address prior to the Expiration Time. Letters of Transmittal and Notes should be sent only to the Depositary and should not be sent to Sepracor or the Dealer Managers.

        Tendering Holders delivering Notes in physical form should indicate in the Letter of Transmittal the name and address to which payment of the Purchase Price and/or certificates evidencing Notes not accepted for purchase, each as appropriate, are to be issued or sent, if different from the name and address of the Holder transmitting such acceptance. In the case of issuance in a different name, the employer identification number or Social Security number of the person named must also be indicated and a Substitute From W-9, W-8BEN or W-8ECI, as appropriate, for such recipient must be completed. If no such instructions are given, such payment of the Purchase Price or Notes not accepted for purchase, as the case may be, will be made or returned, as the case may be, to the Holder of the Notes tendered.

        If the Notes are registered in the name of a person other than the signer of the Letter of Transmittal, then, in order to tender such Notes pursuant to the Offer, the Notes must be endorsed or accompanied by an appropriate written instrument or instruments of transfer signed exactly as the name(s) of such Holder(s) appear(s) on the Notes, with the signature(s) on the Notes or instruments of transfer guaranteed as provided below and in the Letter of Transmittal.

        Tender of Notes Held Through a Custodian.    Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Notes pursuant to the Offer should contact such nominee promptly and instruct such nominee to tender Notes on such beneficial owner's behalf. Materials provided along with this Offer to Purchase may be used by a beneficial owner in this process to instruct the nominee to tender Notes. If such beneficial owner wishes to tender such Notes himself or herself, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering such Notes, either make appropriate arrangements to register ownership of the Notes in such beneficial owner's name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

        Tender of Notes Held Through DTC; Book-Entry Delivery Procedures.    The Depositary will establish accounts with respect to the Notes at DTC for purposes of the Offer.

        To tender Notes that are held through DTC, DTC participants should:

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  cause DTC to transfer their Notes by means of book-entry transfer into the Depositary's account in accordance with DTC's procedures for such transfer;

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  mail or deliver a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) to the Depositary or cause DTC to transmit an Agent's Message through ATOP to the Depositary; and

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  submit any other documents required by the Letter of Transmittal to the Depositary.

        The confirmation of a book-entry transfer into the Depositary's account at DTC as described above is referred to as a "Book-Entry Confirmation." The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each participant in DTC tendering the Notes, that such participants have received the Letter of Transmittal and agree to be bound by the terms of the Letter of Transmittal and that Sepracor may enforce such agreement against such participants.

        Although delivery of Notes may be effected pursuant to the Offer through book-entry transfer into the Depositary's account at DTC, a Letter of Transmittal or an Agent's Message and any other documents required by the Letter of Transmittal, must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Time to receive payment for tendered Notes. Holders desiring to tender Notes should also note that such Holders must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC. Delivery of documents to DTC does not constitute delivery to the Depositary.

        Except as provided below, unless the Notes being tendered are deposited with the Depositary and accompanied by a properly completed and duly executed Letter of Transmittal or a properly transmitted Agent's Message and any other required documentation prior to the Expiration Time, Sepracor may, at its option, reject such tender. Payment for the Notes will be made only after deposit of the tendered Notes and delivery of any other required documents, unless delivery of such other documents is waived by Sepracor, in its sole discretion.

        Notwithstanding any other provision of the Offer, acceptance for purchase and payment for Notes tendered pursuant to the Offer will, in all cases, be made only after receipt by the Depositary of the tendered Notes (or Book-Entry Confirmation of the transfer of such Notes into the Depositary's account at DTC as described above), and a Letter of Transmittal (or facsimile copy thereof) or Agent's Message with respect to such Notes, properly completed and duly executed, with any other documents required by the Letter of Transmittal.

        Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal if the Notes tendered are tendered and delivered:

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  by a Holder (or by a participant in DTC whose name appears on a security position listing as the owner of such Notes) who has not completed the boxes entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal; or

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  for the account of a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority ("FINRA"), or a commercial bank or trust company having an office or correspondent in the United States or another "Eligible Guarantor Institution" as defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution").

        If the Notes are registered in the name of a person other than the signer of the Letter of Transmittal or if Notes not accepted for purchase or not tendered are to be returned to a person other than the Holder, then the signature on the Letter of Transmittal accompanying the tendered Notes must be guaranteed by a recognized participant in good standing in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (a "Medallion Signature Guarantor"). See the instructions to the Letter of Transmittal.

        Payment of Purchase Price.    Tendering Holders delivering Notes pursuant to a book-entry transfer should indicate to the book-entry transfer facility the name and address to which payment of the cash consideration and/or certificates evidencing Notes not accepted for purchase, each as appropriate, are to be issued or sent, if different from the name and address of the person transmitting such acceptance. In the case of issuance in a different name, the employer identification or Social Security number of the person named must also be indicated and a Substitute Form W-9, W-8BEN or W-8ECI, as appropriate, for such recipient must be completed. If no such instructions are given, such payment of the cash consideration or Notes not accepted for purchase, as the case may be, will be made or returned, as the case may be, to the Holder of Notes tendered.

        United States Federal Income Tax Backup Withholding.    Under the United States federal income tax laws, the Depositary may be required to withhold and remit to the United States Treasury 28% of the amount of the cash consideration paid to certain Holders pursuant to the Offer. To avoid such backup withholding, each tendering U.S. Holder (as defined below) electing to tender Notes pursuant to the Offer must (1) provide the Depositary with such Holder's or payee's correct taxpayer identification number and certify that such Holder or payee is not subject to such backup withholding by completing a Substitute Form W-9 or (2) otherwise establish an exemption from backup withholding. A Non-U.S. Holder (as defined below) may be required to submit the appropriate completed Internal Revenue Service Form W-8 (generally Form W-8BEN) in order to establish an exemption from backup withholding. For a discussion of the U.S. Federal income tax considerations relating to backup withholding, see "—Material United States Federal Income Tax Consequences."

        Determination of Validity.    All questions as to the form of all documents, whether such documents are complete, and the validity (including the time of receipt), eligibility, acceptance and withdrawal of tendered Notes will be determined by Sepracor in its sole discretion, which determination shall be final and binding. Sepracor expressly reserves the absolute right (a) to reject any and all tenders not in proper form and to determine whether the acceptance of or payment by it for such tenders would be unlawful and (b) subject to applicable law, to waive or amend any of the conditions to the Offer or to waive any defect or irregularity in the tender of any of the Notes. None of Sepracor, the Dealer Managers, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. No tender of Notes will be deemed to have been validly made until all defects and irregularities with respect to such Notes have been cured or waived. Any Notes received by the Depositary that are not validly tendered and as to which irregularities have not been cured or waived will be returned by the Depositary to the appropriate tendering Holder as soon as practicable. Interpretation of the terms and conditions of the Offer will be made by Sepracor in its sole discretion and will be final and binding on all parties.

        Mutilated, Lost, Stolen or Destroyed Certificates.    Holders whose certificate or certificates for part or all of their Notes have been mutilated, lost, stolen, misplaced or destroyed may contact the Trustee at (212) 815-5082 for instructions as to obtaining a replacement. The replacement certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for Notes that are tendered and accepted for purchase. A bond may be required to be posted by the Holder to secure against the risk that the certificate may be subsequently recirculated. Holders are urged to contact the Trustee immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.

10.   Withdrawal of Tenders; Absence of Appraisal Rights

        Tenders of Notes made prior to the Expiration Time may be validly withdrawn at any time prior to the Expiration Time. Thereafter, such tenders are irrevocable except that Notes not yet accepted for purchase may be withdrawn at any time after April 13, 2009 (40 business days after the commencement of the Offer). For a withdrawal of Notes to be valid, a Holder must comply fully with the withdrawal procedures set forth below.

        Holders who wish to exercise their right of withdrawal with respect to the Offer must give written notice of withdrawal delivered by mail, hand delivery or facsimile transmission (or an electronic ATOP transmission notice of withdrawal in the case of DTC participants), which notice must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Time or, if the Notes have not yet been accepted for purchase, after April 13, 2009. In order to be valid, a notice of withdrawal must (1) specify the name of the person who tendered the Notes to be withdrawn, (2) state the name in which the Notes are registered (or, if tendered by book-entry transfer, the name of the DTC participant whose name appears on the security position listing as the owner of such Notes), if different than that of the person who tendered the Notes to be withdrawn, (3) contain a description of the Notes to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Notes (unless such Notes were tendered by book-entry transfer) and the aggregate principal amount represented by such Notes and (4) be signed by the Holder of such Notes in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees), if any, or be accompanied by (a) documents of transfer sufficient to have the Trustee register the transfer of the Notes into the name of the person withdrawing such Notes and (b) a properly completed irrevocable proxy that authorizes such person to effect such withdrawal on behalf of such Holder. If the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal is effective immediately upon written or facsimile notice of withdrawal even if physical release is not yet effected. Any Notes properly withdrawn will be deemed to be not validly tendered for purposes of the Offer.

        The signature on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Notes have been tendered for the account of an Eligible Institution.

        Withdrawal of Notes can only be accomplished in accordance with the foregoing procedures.

        Notes properly withdrawn may thereafter be retendered at any time prior to the Expiration Time by following the procedures described under "—Procedures for Tendering Notes."

        All questions as to the form, completeness and validity (including time of receipt) of any notice of withdrawal of a tender will be determined by Sepracor, in its sole discretion, which determination shall be final and binding. None of Sepracor, the Depositary, the Dealer Managers or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

        The Notes are obligations of Sepracor and are governed by the Indenture. There are no appraisal or other similar statutory rights available to Holders in connection with the Offer.

11.   Conditions to the Offer

        The Offer does not have as a condition that a minimum principal amount of Notes be tendered.

        Sepracor's obligation to accept for purchase and to pay for Notes validly tendered and not validly withdrawn in the Offer is conditioned upon the satisfaction or waiver of the conditions set forth below prior to the Expiration Time. Sepracor may waive any of the conditions of the Offer, in whole or in part, at any time and from time to time prior to the Expiration Time.

        Subject to Rule 14e-1(c) under the Exchange Act and notwithstanding any other provision of the Offer and in addition to (and not in limitation of) Sepracor's rights to terminate, extend and/or amend the Offer in its discretion, Sepracor shall not be required to accept for purchase, or to pay for, any tendered Notes if any of the following have occurred prior to the Expiration Time:

  1.
  there shall have been instituted, threatened in writing, or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer, that in the reasonable judgment of Sepracor, either (a) is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of Sepracor or (b) would or would reasonably be expected to prohibit, prevent, restrict or delay consummation of the Offer;

  2.
  an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, threatened in writing, enacted, entered, issued, promulgated, enforced or deemed applicable by any court of governmental, regulatory or administration agency or instrumentality that, in the reasonable judgment of Sepracor, would or would reasonably be expected to prohibit, prevent, restrict or delay consummation of the Offer or that is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of Sepracor;

  3.
  the Trustee shall have objected in any respect to or taken any action that could, in the reasonable judgment of Sepracor, adversely affect the consummation of the Offer, or shall have taken any action that challenges the validity or effectiveness of the procedures used by Sepracor in the making of the Offer or the acceptance of, or payment for, the Notes;

  4.
  there shall have occurred (a) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets, (b) any material adverse change in the price of the Notes in the United States or other major securities or financial markets, (c) a material impairment in the United States trading market for debt securities, (d) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or other major financial markets (whether or not mandatory), (e) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in the reasonable judgment of Sepracor, would or would reasonably be expected to affect the extension of credit by banks or other lending institutions, (f) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (g) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof; or

  5.
  an event or events or the likely occurrence of an event or events that would or might reasonably be expected to prohibit, restrict or delay the consummation of the Offer or that Sepracor shall have determined could impair the contemplated benefit of the Offer.

        The conditions to the Offer are for the sole benefit of and may be asserted only by Sepracor, in its reasonable discretion, regardless of the circumstances giving rise to such conditions, or may be waived by Sepracor, in whole or in part, at any time or from time to time prior to the Expiration Time, in its reasonable discretion. If Sepracor chooses to waive one of the conditions to the Offer with respect to one Holder of Notes, Sepracor will waive that same condition to the Offer for all Holders of Notes. The failure by Sepracor at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right, which may be asserted at any time and from time to time prior to the Expiration Time. Any determination by Sepracor concerning the events described in this section shall be final and binding upon all persons.

12.   Material United States Federal Income Tax Consequences

        The following is a general discussion of the material U.S. federal income tax considerations of the Offer to Purchase to tendering U.S. Holders and Non-U.S. Holders (in both cases as defined below) of the Notes. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular Holders in light of their individual investment circumstances or to certain types of Holders subject to special tax rules, including partnerships, banks, financial institutions or other "financial services" entities, broker-dealers, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, retirement plans, individual retirement accounts or other tax-deferred accounts, persons who use or are required to use mark-to-market accounting for Notes, persons that hold Notes as part of a "straddle," a "hedge," a "conversion transaction" or other integrated investment, persons that have a functional currency other than the U.S. dollar, investors in pass-through entities, certain former citizens or permanent residents of the United States. This discussion also does not address any alternative minimum tax, federal non-income, state, local or foreign tax consequences of the Offer to Purchase. This summary assumes that Holders have held the Notes exclusively as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This summary is based on the Code and applicable Treasury Regulations, rulings, administrative and judicial pronouncements and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect. In addition, this discussion relies upon the description provided to Sepracor by DTC of its depositary procedures and the procedures of its participants and indirect participants in maintaining a book-entry system reflecting beneficial ownership of Notes.

        For purposes of this discussion, a "U.S. Holder" is a beneficial owner of Notes that is (1) a citizen or an individual resident of the United States; (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized, or treated as created or organized, in or under the laws of the United States or any political subdivision of the United States; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust (i) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. A "Non-U.S. Holder" is a beneficial owner of Notes that is an individual, corporation, trust or estate and that is not a U.S. Holder.

        If a partnership (or entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. In this event, the partner and partnership should consult their tax advisors concerning the tax treatment of the Notes.

        EACH HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSIDERATIONS OF THE OFFER TO PURCHASE.

  Consequences to Tendering U.S. Holders

        Sale of Notes.    The receipt of cash by a U.S. Holder in exchange for Notes will be a taxable transaction for U.S. federal income tax purposes. Subject to the market discount rules discussed below, a U.S. Holder that tenders Notes will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received and (ii) the U.S. Holder's adjusted tax basis in the Notes. A U.S. Holder's gain or loss will be separately computed for each block of Notes tendered.

        Generally, a U.S. Holder's adjusted tax basis for a Note will be equal to the cost of the Note to such U.S. Holder. If applicable, a U.S. Holder's tax basis in a Note also will be (i) increased by any market discount previously included in income by such U.S. Holder pursuant to an election to include market discount in gross income currently as it accrues, and (ii) reduced by any cash payments received on the Note other than payments of "qualified stated interest," and by any amortizable bond premium which the U.S. Holder has previously deducted.

        Subject to the market discount rules described below, any capital gain or loss will be long-term capital gain or loss if the U.S Holder held the Notes for more than one year at the time of the sale. Non-corporate taxpayers are generally subject to a maximum regular federal income tax rate of 15% on net long-term capital gains. The deductibility of capital losses is subject to certain limitations.

        Market Discount.    An exception to the capital gain treatment described above may apply to a U.S. Holder that purchased a Note at a "market discount." A Note has "market discount" if, in general, its principal amount exceeds its tax basis in the hands of the Holder immediately after its acquisition, unless a statutorily defined de minimis exception applies. Gain recognized by a U.S. Holder with respect to Notes with market discount will generally be subject to tax as ordinary income to the extent of the market discount accrued (on a straight line basis or, at the election of the U.S. Holder, on a constant interest basis) during such U.S. Holder's period of ownership. This rule will not apply to a

U.S. Holder who previously had elected to include market discount in income as it accrued for U.S. federal income tax purposes, in which case such U.S. Holder's adjusted tax basis will have been increased as such accrued market discount was included in income. Gains in excess of any accrued market discount generally will be capital gains, as discussed above.

  Consequences to Tendering Non-U.S. Holders

        Sale of Notes.    A Non-U.S. Holder that tenders Notes generally will not be subject to U.S. federal income taxation on any gain realized upon the receipt of cash in exchange for Notes, unless (i) gain upon receipt of the cash is effectively connected with the conduct of a U.S. trade or business, (ii) Sepracor is or has been a U.S. real property holding corporation at any time within the five-year period preceding the Non-U.S. Holder's disposition of the Notes and certain other conditions are satisfied or (iii) the Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied. If a Non-U.S. Holder is subject to exception (i) the Non-U.S. Holder will be subject to tax on any gain on a net basis in the same manner as a U.S. Holder. A Non-U.S. Holder that is a corporation may also be subject to a 30% branch profits tax on amounts effectively connected with a U.S. trade or business to the extent that it withdraws earnings from the United States. As Sepracor believes that it has not been a U.S. real property holding company at any time during the relevant five-year period, it is likely that exception (ii) will not apply. If exception (iii) applies, unless the gain is already subject to tax as effectively connected with the conduct of a U.S. trade or business, the gain of the Non-U.S. Holder will generally be subject to a 30% tax on the gross amount of the gain and the Non-U.S. Holder's ability to offset other losses against the gain on the Notes will be limited.

        Income Tax Treaties.    A Non-U.S. Holder eligible for treaty benefits under an income tax treaty entered into by the United States, you may be able to reduce or eliminate certain of the U.S. federal income tax consequences discussed above, such as the branch profits tax, and may be able to treat gain, even if effectively connected with a U.S. trade or business, as nontaxable provided that the trade or business is not conducted through a permanent establishment located in the United States. Holders should consult their tax advisors regarding possible relief under an applicable income tax treaty.

  Withholding and Information Reporting

        Under certain circumstances a U.S. Holder or a Non-U.S. Holder may be subject to information reporting and withholding (including backup withholding) with respect to the proceeds from a sale or exchange of the Notes. Backup withholding generally will not apply to a U.S. Holder that is a corporation or other exempt entity and demonstrates that status as required by applicable Treasury Regulations, or to a U.S. Holder that furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on a form acceptable under applicable Treasury Regulations (generally an Internal Revenue Service Form W-9 or a substitute Form W-9). Backup withholding generally will not apply to a Non-U.S. Holder that certifies its foreign status on a form acceptable under applicable Treasury Regulations (generally an Internal Revenue Service Form W-8BEN). Non-U.S. persons may also need to file an acceptable form to avoid withholding on amounts effectively connected with a U.S. trade or business, to claim the benefits of an applicable tax treaty or to claim the benefits of any exemption from U.S. federal income taxation described above. Any amount withheld under the withholding rules of the Code (including the backup withholding rules) is not an additional tax, but rather is credited against the Holder's U.S. federal income tax liability. Holders are advised to consult their tax advisors to ensure compliance with the procedural requirements to reduce or avoid withholding or, if applicable, to file a claim for a refund of withheld amounts in excess of the Holder's U.S. federal income tax liability.

        THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. HOLDERS SHOULD CONSULT THEIR OWN

TAX ADVISORS TO DETERMINE THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE OFFER TO PURCHASE.

13.   The Dealer Managers and Depositary

        Dealer Managers.    Sepracor has engaged Morgan Stanley and Deutsche Bank Securities to act as dealer managers in connection with the Offer. The Dealer Managers may contact Holders regarding the Offer and may request that brokers, dealers, commercial banks, trust companies and other nominees forward this Offer to Purchase and related materials to beneficial owners of Notes. The Dealer Managers will be paid customary fees for their services and will be reimbursed for reasonable costs and expenses. Sepracor has agreed to indemnify the Dealer Managers against certain liabilities in connection with the Offer, including liabilities under the federal securities laws, and will contribute to payments the Dealer Managers may be required to make in respect thereof.

        The Dealer Managers have provided, and may in the future provide, financial, advisory, investment banking and other services to Sepracor and its affiliates for which they have received and would receive customary compensation. At any given time, the Dealer Managers may trade the Notes or other debt or equity securities of the Company for their own accounts or for the accounts of customers, and accordingly, may hold a long or short position in the Notes or such other securities. Morgan Stanley acted as the Initial Purchaser (as defined in the Indenture) of the Notes.

        Depositary.    Global Bondholder Services Corporation has been appointed as Depositary for the Offer. Sepracor will pay the Depositary reasonable and customary fees for its services (and will reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith). In addition, Sepracor will indemnify the Depositary against certain liabilities in connection with its services, including liabilities under the federal securities laws.

14.   Fees and Expenses

        In addition to the fees and out-of-pocket expenses payable to the Dealer Managers and the Depositary, Sepracor will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the Offer to Purchase, Letter of Transmittal and related documents to the beneficial owners of the Notes.

        If the Purchase Price for the tendered Notes is to be paid to the Holder, the Holder will not need to pay any transfer taxes. If the Purchase Price for the tendered Note is to be paid to a person or entity other than the Holder, then the amount of all transfer taxes, if any (whether imposed on the Holder, the other person or otherwise), payable on account of the transfer to the other person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the transfer taxes or exemption therefrom, is submitted.

        If Notes for principal amounts not accepted for purchase are to be delivered to, or are to be registered in the name of, any person other than the Holder, or if tendered Notes are to be registered in the name of any person other than the person electronically transmitting acceptance through ATOP, or if a transfer tax is imposed for any reason other than the purchase of Notes pursuant to the Offer, then the amount of any such transfer tax (whether imposed on the Holder or any other person) will be payable by the tendering Holder. If satisfactory evidence of payment of such tax or exemption therefrom is not submitted, then the amount of such transfer tax will be deducted from the Purchase Price otherwise payable to such tendering Holder. Any remaining amount will be billed directly to such tendering Holder.

15.   Miscellaneous

        Other than with respect to the Depositary and the Dealer Managers, neither Sepracor nor any of its affiliates has engaged, or made any arrangements for, and have no contract, arrangement or understanding with, any broker, dealer, agent or other person regarding the purchase of Notes hereunder, and no person has been authorized by Sepracor or any of its affiliates to provide any information or to make any representations in connection with the Offer, other than those expressly set forth in this Offer to Purchase and the Letter of Transmittal, and, if so provided or made, such other information or representations must not be relied upon as having been authorized by Sepracor or any of its affiliates.

        In consideration for the purchase of the Notes pursuant to the Offer, tendering Holders will be deemed to waive, release, forever discharge and agree not to sue Sepracor or its former, current or future directors, officers, employees, agents, subsidiaries, affiliates, stockholders, predecessors, successors, assigns or other representatives as to any and all claims, demands, causes of action and liabilities of any kind and under any theory whatsoever, whether known or unknown (excluding any liability arising under U.S. federal securities laws in connection with the Offer), by reason of any act, omission, transaction or occurrence, that the tendering Holders ever had, now have or hereafter may have against Sepracor as a result of or in any manner related to any prior non-compliance of the terms of the Indenture or in any manner related to:

  •
  the tendering Holder's disposition of the Notes pursuant to the Offer; or

  •
  any decline in the value thereof up to and including the Expiration Time.

        From time to time after ten business days following the Expiration Time or earlier termination of the Offer, Sepracor may acquire Notes that remain outstanding, if any, whether or not the Offer is consummated, through open market purchases, privately negotiated transactions or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) Sepracor may pursue.

        NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THE OFFERING MATERIALS (WHICH INCLUDE ANY MATERIALS APPENDED THERETO) OTHER THAN THOSE CONTAINED THEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE THEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SEPRACOR, THE DEALER MANAGERS OR THE DEPOSITARY. THE DELIVERY OF THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL (WHICH INCLUDE ANY MATERIALS APPENDED THERETO) SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SEPRACOR SINCE THE DATE THEREOF, OR THAT THE INFORMATION THEREIN IS CORRECT AS OF ANY TIME AFTER THE DATE THEREOF.

        Any questions or requests for assistance may be directed to the Depositary or the Dealer Managers at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or related documents may be directed to the Depositary. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Depositary for the Offer is:

Global Bondholder Services Corporation

Banks and Brokers call: (212) 430-3774
Toll Free: (866) 857-2200

By facsimile:
(For Eligible Institutions only):
(212) 430-3775

Confirmation:
(212) 430-3774

By Mail:	By Overnight Courier:	By Hand:
65 Broadway—Suite 723	65 Broadway—Suite 723	65 Broadway—Suite 723
New York, NY 10006	New York, NY 10006	New York, NY 10006

The Dealer Managers for the Offer are:

Lead Dealer Manager	Co-Dealer Manager
Morgan Stanley 1585 Broadway New York, NY 10036 (866) 818-4954	Deutsche Bank Securities 60 Wall Street New York, NY 10005 (212) 250-5600

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SEPRACOR INC. OFFER TO PURCHASE FOR CASH